EXHIBIT 99.3

                                    NOTICE OF
                      TERMINATION OF JOINT FILING AGREEMENT
                           AND DISSOLUTION OF GROUP

      This NOTICE OF TERMINATION OF JOINT FILING AGREEMENT AND DISSOLUTION OF GROUP ("Notice") hereby terminates the JOINT FILING AGREEMENT (this "Agreement") made and entered into by and among Claudia Carucci, Uncle Mills Partners, LLC and Bernard Zimmerman & Company, Inc. (the "Parties") on January 28, 2014, a copy of which is attached hereto as Exhibit A. This Notice is effective as of the date set forth below.

      The Parties agree that all further filings on Schedule 13D and Schedule 13G (including any amendments thereto) (the "Filings") required to be filed by any of the Parties pursuant to Sections 13(d) or 13(g) under the Exchange Act with respect to their respective ownership of any securities of Morgan Group Holding Co. shall be filed, if required, by the Parties in their individual capacities. The Parties further agree that this Notice may be filed as an Exhibit to such Filings.

      This Notice may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have executed this Notice as of the 25th day of September, 2017.

				By: 	/s/ Claudia Carucci
				_________________________________
					Claudia Carucci

				By: 	/s/ Claudia Carucci
				__________________________________
					Claudia Carucci, Manager
 					Uncle Mills Partners, LLC

				By: 	/s/ Bernard Zimmerman
				_________________________________
					Bernard Zimmerman, President
					Bernard Zimmerman & Company, Inc.